Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the IMC Global Inc. Profit Sharing and Savings Plan and the IMC Global Inc. Representative Retirement Savings Plan of our reports (a) dated January 30, 2004, except for Notes 17 and 19, as to which the date is March 1, 2004, with respect to the consolidated financial statements and schedule of IMC Global Inc. included in the Company’s Annual Report (Form 10-K/A) and incorporated by reference in the Proxy Statement of IMC Global Inc. and related Prospectus of The Mosaic Company dated September 17, 2004, filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and included in the Form S-4 Registration Statement and (b) dated June 8, 2004, with respect to the financial statements and schedule of the IMC Global Inc. Profit Sharing and Savings Plan included in the Plan’s Annual Report (Form 11-K) and (c) dated June 8, 2004, with respect to the financial statements and schedule of the IMC Global Inc. Representative Retirement Savings Plan included in the Plan’s Annual Report (Form 11-K), all for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
November 29, 2004